     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1998


                                                      REGISTRATION NO. 333-39163
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            EMPLOYEE SOLUTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                 ARIZONA                                   7361                                 86-0676898
       (STATE OR OTHER JURISDICTION            (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                        AND ITS GUARANTOR SUBSIDIARIES:

                 INDIANA                           ERC OF INDIANA, INC.                         35-1724861
                MINNESOTA                           ERC OF MINN, INC.                           41-1860732
                 MICHIGAN                           ERC OF OHIO, INC.                           38-2986964
                  NEVADA                            ESI AMERICA, INC.                           94-3232050
                  NEVADA                            ESI-MIDWEST, INC.                           86-0826071
                 ARIZONA                     ESI RISK MANAGEMENT AGENCY, INC.                   86-0806066
                 INDIANA                      EMPLOYEE RESOURCES CORPORATION                    38-3250667
                 GEORGIA                      EMPLOYEE SOLUTIONS-EAST, INC.                     58-2118958
                 MICHIGAN                    EMPLOYEE SOLUTIONS-MIDWEST, INC.                   38-2986965
                 INDIANA                     EMPLOYEE SOLUTIONS OF OHIO, INC.                   35-1814397
                  TEXAS                     EMPLOYEE SOLUTIONS OF TEXAS, INC.                   74-2617722
                 FLORIDA                    EMPLOYEE SOLUTIONS-SOUTHEAST, INC.                  59-2474722
                 DELAWARE                   GCK ENTERTAINMENT SERVICES I, INC.                  95-4353479
                  NEVADA                     LOGISTICS PERSONNEL CORPORATION                    86-0802394
                 INDIANA                     PHOENIX CAPITAL MANAGEMENT, INC.                   35-1814367
                 DELAWARE                    TALENT, ENTERTAINMENT AND MEDIA                    95-4560704
                                                      SERVICES, INC.
       (STATE OR OTHER JURISDICTION              (EXACT NAME OF GUARANTOR                    (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)          AS SPECIFIED IN ITS CHARTER)               IDENTIFICATION NUMBER)

                            ------------------------

                                                                       PAUL M. GALES, ESQ.
                                                                    EMPLOYEE SOLUTIONS, INC.
               6225 NORTH 24TH STREET                                6225 NORTH 24TH STREET
                  PHOENIX AZ 85016                                      PHOENIX AZ 85016
                   (602) 955-5556                                        (602) 955-5556
     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE               (NAME, ADDRESS, INCLUDING ZIP CODE,
    NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S               AND TELEPHONE NUMBER INCLUDING AREA
            PRINCIPAL EXECUTIVE OFFICES)                           CODE, OF AGENT FOR SERVICE)

  COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT
                               SHOULD BE SENT TO:

              KENNETH V. HALLETT, ESQ.                               WILLIAM R. KUNKEL, ESQ.
                   QUARLES & BRADY                       SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
              411 EAST WISCONSIN AVENUE                               333 WEST WACKER DRIVE
                 MILWAUKEE WI 53202                                     CHICAGO IL 60606

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS

                            EMPLOYEE SOLUTIONS, INC.

                                                 [EMPLOYEE SOLUTIONS, INC. LOGO]

            OFFER TO EXCHANGE UP TO $85 MILLION IN PRINCIPAL AMOUNT
                   OF ITS SERIES B 10% SENIOR NOTES DUE 2004,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
       FOR ANY AND ALL OF ITS OUTSTANDING $85 MILLION IN PRINCIPAL AMOUNT
                          OF 10% SENIOR NOTES DUE 2004

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.

              NEW YORK CITY TIME, ON MAY 11, 1998, UNLESS EXTENDED


    The Series B 10% Senior Notes due 2004 are being offered by Employee Solutions, Inc., an Arizona corporation ("ESI" or the "Company"). ESI hereby offers to exchange (the "Exchange Offer") up to $85 million in aggregate principal amount of ESI's new Series B 10% Senior Notes due 2004 (the "Exchange Notes") for $85 million in aggregate principal amount of ESI's outstanding 10% Senior Notes due 2004 (the "Original Notes"). The Original Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes."

    The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will be freely transferable by holders thereof (other than as described herein) and issued free of any covenant restricting transfer absent registration and will not have the right to earn additional interest as Liquidated Damages (as defined) in the event of a failure to register such Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and contain terms which are substantially identical to the terms of the Original Notes for which they are to be exchanged. For a description of the terms of the Notes, see "Description of the Notes." There will be no cash proceeds to the Company from the Exchange Offer.

    The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Original Notes, or if no interest has been paid on the Original Notes, from October 21, 1997. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on such Original Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. See "The Exchange Offer -- Terms of the Exchange Offer."

    The Notes mature on October 15, 2004, unless previously redeemed. Interest on the Notes is payable semiannually on April 15 and October 15, commencing April 15, 1998. The Notes are redeemable at the option of the Company, in whole or in part, on or after October 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages on the Original Notes (as defined), if any, to the redemption date. Upon a Change of Control (as defined), the Company is required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest (and, in the case of Original Notes, Liquidated Damages, if any), to the date of repurchase.

    The Notes are general unsecured obligations of the Company and rank senior in right of payment to all existing and future Indebtedness (as defined) of the Company that is subordinated to the Notes and will rank pari passu in right of payment with all current and future senior indebtedness of the Company. The Notes are unconditionally guaranteed on a senior basis (the "Guarantees") by certain of the Company's current and future Subsidiaries (as defined) (the "Guarantors"). The Guarantees are general unsecured obligations and will rank senior in right of payment to all existing and future subordinated Indebtedness of the Guarantors and will rank pari passu in right of payment with all other existing and future senior Indebtedness of the Guarantors. Under the Amended Credit Facility (as defined), the Company may borrow on a revolving basis or draw letters of credit up to $20 million, which will be secured by substantially all of the assets of the Company and guaranteed by the Guarantors, which guarantees will be secured by substantially all of the assets of the Guarantors. Accordingly, the Notes and the Guarantees are effectively subordinated to the loans outstanding under the Amended Credit Facility and the guarantees of such loans, respectively, to the extent of the value of the assets securing such loans and guarantees. As of June 30, 1997, on a pro forma basis after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Company had no senior Indebtedness outstanding other than the Notes. See "Description of Notes."

    The Original Notes were sold on October 21, 1997, in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Offering"). Accordingly, the Original Notes may not be offered, resold or otherwise pledged, hypothecated or transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered to satisfy the obligations of the Company under a Registration Rights Agreement relating to the Original Notes. See "The Exchange
Offer -- Purposes and Effects of the Exchange Offer." Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold or otherwise transferred by the holders thereof (other than any holder which is an affiliate of the Company within the meaning of Rule 405 under the Securities Act and other than any broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged and do not intend to engage, and have no arrangement or understanding with any person to engage, in the distribution of such Exchange Notes. See "The Exchange
Offer -- Purpose and Effect of the Exchange Offer."
                            ------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DESCRIPTION OF CERTAIN RISKS RELATING TO ESI AND AN INVESTMENT IN ITS SECURITIES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                 The date of this Prospectus is April 6, 1998.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by so delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company had agreed that, for a period of up to 180 days after the date hereof (or longer under certain circumstances), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Notes constitute securities for which there is no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. The Company does not currently intend to list either the Original Notes or the Exchange Notes on any securities exchange. To the extent that any Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell Original Notes could be adversely affected. No assurances can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.


     The Exchange Offer is not conditioned on any minimum aggregate principal amount of Original Notes being tendered for exchange. The Exchange Offer will expire at 5:00 P.M., New York time, on May 11, 1998, unless extended (the "Expiration Date"). The date of acceptance for exchange of the Original Notes will be the first business day following the Expiration Date. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at anytime prior to the Expiration Date, otherwise, such tenders are irrevocable. The Company will pay all expenses incident to the Exchange Offer.


     THE DISTRIBUTION OF THIS PROSPECTUS AND THE EXCHANGE OFFER DESCRIBED HEREIN MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES MUST INFORM THEMSELVES ABOUT, AND OBSERVE, ANY SUCH RESTRICTIONS.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Cautionary Statement Regarding Forward-Looking Statements...   ii
Available Information.......................................   ii
Documents Incorporated by Reference.........................  iii
Prospectus Summary..........................................    1
Risk Factors................................................    8
The Exchange Offer..........................................   15
Certain Federal Income Tax Consequences.....................   23
Use of Proceeds.............................................   23
Selected Consolidated Financial Information.................   24
Business....................................................   25
Description of Notes........................................   26
Plan of Distribution........................................   47
Legal Matters...............................................   48
Experts.....................................................   48


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


     The statements contained in this Prospectus which are not historical facts (including statements in the future tense and statements using terms such as "believe," "expect," "anticipate" and similar terms) are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including delay or inability to conclude acquisition transactions, introductions of competing services, cancellations of contracts, changes in applicable regulations, general market acceptance of the Company's professional employer organization services and other services, fluctuations in margins, customers' reorganizations, demand fluctuations, and other factors. The other factors include those set forth in connection with the forward-looking statements or otherwise set forth herein, particularly in "Risk Factors," and in the Company's 1997 Annual Report on Form 10-K ("ESI 1997 10-K") incorporated herein by reference, particularly made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Readers of this Prospectus are also urged to review carefully and consider the various disclosures herein, and incorporated herein by reference, which attempt to advise interested parties of the factors which affect or may affect the Company's business.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company under the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Also, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (such as the Company) that file electronically with the Commission.

     The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the Holders of the Notes and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and

Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

     Certain provisions of various instruments, including the Indenture and the Registration Rights Agreement (each as defined), and the Notes are summarized in this Offering Memorandum, but prospective investors should be aware that the summaries are qualified in their entirety by reference to the texts of the original instruments, which will be made available to Holders without charge on request. Requests for such documents should be submitted in writing to Paul M. Gales, Senior Vice President, General Counsel and Secretary, at the Company's principal executive offices at 6225 North 24th Street, Phoenix, Arizona 85016, or by telephone at (602) 955-5556.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-22600) are incorporated into this Offering Memorandum by reference:


          (a) Annual Report on Form 10-K for fiscal year ended December 31,
     1997.



          (b) Current Report on Form 8-K dated as of February 20, 1998.



          (c) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the completion of the Exchange Offer.


     The information contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents). Requests should be directed to Paul M. Gales, Senior Vice President, General Counsel and Secretary, at the Company's principal executive offices at 6225 North 24th Street, Phoenix, Arizona 85016, or by telephone at (602) 955-5556.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the consolidated financial statements and the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise indicates, references in this Prospectus to the "Company" or "ESI" refer to Employee Solutions, Inc. and its subsidiaries. Investors should carefully consider the information set forth under the caption "Risk Factors."

                                  THE COMPANY


     The Company is one of the largest professional employer organizations ("PEO") and is the most geographically diverse PEO in the United States, specializing in integrated employment outsourcing solutions for small and mid-sized businesses. As of December 31, 1997, the Company served approximately 1,700 client companies representing 45,200 worksite employees in 47 states.


     The Company offers a broad array of integrated outsourcing solutions which provide businesses throughout the United States with comprehensive and flexible outsourcing services to meet their payroll, benefits and human resources needs while helping manage their overall costs. The Company provides significant benefits to its client companies and their worksite employees, including: (i) managing escalating costs associated with workers' compensation, health insurance, workplace safety and employment policies and practices; (ii) enhancing employee recruiting and retention by providing employees with access to a menu of healthcare and other benefits that are more characteristic of larger employers; (iii) providing expertise in transportation personnel and in labor relations; and (iv) reducing the time and effort required by the employer to deal with an increasingly complex administrative, legal and regulatory environment.


     As a PEO, ESI and its "client company" typically agree that ESI will become the "employer of record" for the client company's employees. ESI generally assumes designated obligations for payroll processing and reporting, payment of payroll taxes, human resources management and the provision of employee benefit plans and risk management/workers' compensation services. Additionally, ESI may provide other products and services directly to worksite employees, such as employee payroll deduction programs for disability and specialty health insurance, prepaid telephone cards and other personal financial services. The client company generally retains management control of the worksite employees, including hiring, supervision and termination and determining the employees' job descriptions and salaries.

                               THE EXCHANGE OFFER

PURPOSE OF EXCHANGE........  The Original Notes were sold in the Private
                             Offering (the "Offering") by ESI to certain accredited institutions through First Chicago Capital Markets, Inc., who acted as the initial purchaser (the "Initial Purchaser"). In connection therewith, ESI executed and delivered, for the benefit of the holders of the Original Notes, a Registration Rights Agreement dated October 21, 1997 (the "Registration Rights Agreement"), which is an exhibit to the Registration Statement of which this Prospectus is a part, providing for, among other things, the Exchange Offer so that the Exchange Notes will be freely transferable by the holders thereof without registration or any prospectus delivery requirements under the Securities Act, except that a "dealer" or any "affiliate" of a "dealer" (as such terms are defined under the Securities Act), who exchanges Original Notes held for its own account (a "Restricted Holder") will be required to deliver copies of this Prospectus in connection with any resale of the Exchange Notes issued in exchange for such Original Notes. See "Risk
                             Factors -- Consequences of Failure to Exchange, "The Exchange Offer -- Purposes and Effects of the Exchange Offer" and "Plan of Distribution".

THE EXCHANGE OFFER.........  ESI is offering to exchange pursuant to the
                             Exchange Offer up to $85 million aggregate principal amount of ESI's new Series B 10% Senior Notes due 2004 (the "Exchange Notes") for $85 million aggregate principal amount of ESI's outstanding 10% Senior Notes due 2004 (the "Original Notes"). The Original Notes and the Exchange Notes are sometimes collectively referred to herein as the "Notes." The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange Offer -- Terms of the Exchange Offer" and "The Exchange Offer -- Procedures for Tendering."

                             The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.


EXPIRATION DATE............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time on May 11, 1998, unless extended to a date not later than 60 days from the effective date of the Registration Statement of which this Prospectus is a part (the "Expiration Date").


CONDITIONS OF THE
EXCHANGE OFFER.............  ESI's obligation to consummate the Exchange Offer will be subject to certain conditions. ESI will not be required to accept for exchange any Original Notes tendered and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if, among other things, certain legal actions or proceedings are instituted or there shall have been proposed, adopted or enacted any law, statutes or regulations materially affecting the benefits of the Exchange Offer. See "The Exchange Offer -- Conditions of the Exchange Offer." ESI reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such conditions.

PROCEDURES FOR TENDERING
ORIGINAL NOTES.............  Each holder of Original Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Original Notes and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. Original Notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry of such Original Notes to the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Depository") is delivered in a timely fashion. Brokers, dealers, commercial banks, trust companies and other nominees who hold Original Notes through DTC may effect exchanges by book-entry transfer in accordance with DTC's Automated Tender Offer Program ("ATOP"). Holders of such Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to exchange Original Notes. By executing the Letter of Transmittal, each holder will represent to the Company, among other things,
                             (i) that the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (ii) that neither the holder nor any such other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such Exchange Notes and (iii) that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ESI, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange
                             Offer -- Procedures for Tendering" and "Plan of Distribution."

                             Letters of Transmittal and certificates
                             representing Original Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. See "The Exchange
                             Offer -- Exchange Agent."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering the Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange
                             Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES.................  Holders of Original Notes who wish to tender their
                             Original Notes and whose Original Notes are not entirely available or who cannot deliver their Original Notes must complete, sign and deliver, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date and must tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m. New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal of Tenders."

ACCEPTANCE OF ORIGINAL
NOTES AND DELIVERY OF
EXCHANGE NOTES.............  ESI will accept for exchange any and all Original
                             Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

EXCHANGE AGENT.............  The Huntington National Bank, Columbus, Ohio is
                             serving as Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer -- Exchange Agent."

EFFECT ON HOLDERS OF THE
ORIGINAL NOTES.............  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, ESI will have fulfilled one of the covenants contained in the Registration Rights Agreement and, accordingly, there will be no increase in the interest rate on the Original Notes pursuant to the applicable terms of the Registration Rights Agreement due to the Exchange Offer. Holders of the Original Notes who do not tender their Original Notes will be entitled to all the rights and limitations applicable thereto under the Indenture dated as of October 15, 1997, among ESI, the Guarantors, and The Huntington National Bank, Columbus, Ohio, as trustee (the "Trustee") relating to the Original Notes and the Exchange Notes (the "Indenture"), except for any rights under the Indenture or the Registration Rights Agreement which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Original Notes pursuant to, the Exchange Offer. All indentured Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and in the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for Original Notes could be adversely affected.

USE OF PROCEEDS............  There will be no cash proceeds to ESI from the exchange pursuant to the Exchange Offer.

                               TERMS OF THE NOTES

     The Exchange Offer applies to the entire outstanding $85 million principal amount of Original Notes. The terms of the Exchange Notes are identical in all material respects to the Original Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Original Notes for

Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture under which both the Original Notes were, and the Exchange Notes will be, issued. A brief description of the Notes is set forth below; for a more extensive description; see "Description of the Notes."


MATURITY DATE..............  October 15, 2004.

INTEREST PAYMENT DATES.....  April 15 and October 15 each year, commencing April
                             15, 1998.

GUARANTEES.................  The Notes are unconditionally guaranteed (the
                             "Guarantees") on an unsecured senior basis by certain existing and future Subsidiaries of the Company (collectively, the "Guarantors"). See "Description of Notes."


RANKING....................  The Notes and the Guarantees are general unsecured obligations of the Company and the Guarantors, respectively, and rank senior in right of payment to all existing and future subordinated Indebtedness of the Company and the Guarantors, respectively. The Notes and the Guarantees rank pari passu in right of payment with all senior Indebtedness (as defined) of the Company and the Guarantors, respectively. Loans and guarantees under the Company's $20 million amended revolving credit facility entered into as of October 21, 1997 (the "Amended Credit Facility") are secured by substantially all of the assets of the Company and the Guarantors and, accordingly, the Notes and the Guarantees are effectively subordinated to the loans and guarantees outstanding under the Amended Credit Facility to the extent of the value of the assets securing such loans and guarantees. As of December 31, 1997, the Company and its Subsidiaries had no senior Indebtedness other than the Notes.


OPTIONAL REDEMPTION........  The Notes are redeemable, in whole or in part, at the option of the Company at any time on or after October 15, 2001, at the declining redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. See "Description of Notes -- Optional Redemption."

CHANGE OF CONTROL..........  In the event of a Change of Control, Holders of the
                             Notes will have the right to require that the Company repurchase the Notes in whole or in part at a redemption price of 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. See "Description of Notes -- Certain Covenants -- Repurchase of Notes at the Option of the Holder Upon a Change of Control."

COVENANTS..................  The Indenture contains certain covenants, including limitations on the ability of the Company and its Subsidiaries to: (i) incur additional Indebtedness;
                             (ii) incur certain liens; (iii) engage in certain transactions with affiliates; (iv) make certain restricted payments; (v) agree to payment restrictions affecting Subsidiaries; (vi) engage in unrelated lines of business; or (vii) engage in mergers, consolidations or the transfer of all or substantially all of the assets of the Company to another person. In addition, in the event of certain Asset Sales (as defined), the Company will be required to use the proceeds to reinvest in the Company's business, to repay certain debt or to offer to purchase Notes at 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of Notes -- Certain Covenants."

EXCHANGE OFFER;
REGISTRATION RIGHTS........  Pursuant to a Registration Rights Agreement (the
                             "Registration Rights Agreement") between the
                             Company, the Guarantors and the Initial Purchaser, the Company has agreed to file with the Commission, within 45 days after the date of issuance of the Notes (the "Issue Date"), a registration statement under the Securities Act relating to an Exchange Offer for the Notes and will use its best efforts to cause such registration statement to become effective within 120 days after the Issue Date (which did not occur). In the event of a Registration Default (as defined), the Company would be required to pay Liquidated Damages on the Original Notes, but such provisions do not apply to the Exchange Notes. The Registration Statement of which this Prospectus is a part has been filed to satisfy the requirements of the Registration Rights Agreement. See "Description of
                             Notes -- Registration Rights; Liquidated Damages."


                                  RISK FACTORS

     For a discussion of certain factors that should be considered in evaluating an investment in the Notes, see "Risk Factors."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


     The following table presents for the periods indicated certain historical consolidated financial information. The consolidated financial information as of December 31, 1995, 1996 and 1997 and for the years then ended is derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference herein. This information should be read in conjunction with "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein.



                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1995        1996        1997
                                                              --------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues....................................................  $164,455    $439,016    $933,817
Cost of revenues............................................   150,675     400,862     903,255
                                                              --------    --------    --------
Gross profit................................................    13,780      38,154      30,562
Selling, general and administrative expenses................     7,183      17,310      33,411
Depreciation and amortization...............................       426       2,073       4,617
                                                              --------    --------    --------
Income (loss) from operations...............................     6,171      18,771      (7,466)
Interest income.............................................       296         833       1,303
Interest expense............................................       (25)     (1,196)     (5,102)
Other income (expense)......................................       239          (1)        (50)
                                                              --------    --------    --------
Income (loss) before income taxes...........................     6,681      18,407     (11,315)
Income tax provision (benefit)..............................     2,846       6,381      (2,819)
                                                              --------    --------    --------
Net income (loss)...........................................  $  3,835    $ 12,026    $ (8,496)
                                                              ========    ========    ========
OTHER DATA:
EBITDA(a)...................................................  $  7,132    $ 21,676    $ (1,596)
Depreciation and amortization...............................       426       2,073       4,617
Capital expenditures........................................       238         702       2,499
Ratio of earnings to fixed charges(b).......................     93.8x       13.6x         (c)

At period end:
Number of worksite employees................................    11,000      30,000      45,200
Number of client companies..................................       920       1,200       1,700
States with worksite employees..............................        40          46          47
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents and restricted cash...............  $ 16,771    $ 22,480    $ 59,110
Total assets................................................    36,840     125,969     207,217
Total long-term debt........................................        --      42,800      85,000
Total stockholders' equity..................................    19,943      46,507      42,389


---------------

(a) "EBITDA" represents the sum of income (loss) before income taxes, interest expense and depreciation and amortization. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as one measure of an issuer's ability to service its debt. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented to provide additional information related to debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of liquidity or financial performance under generally accepted accounting principles. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.



(b) The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt issuance costs and the estimated interest component of rent expense. The ratios were 1.7x and 18.6x in 1993 and 1994, respectively.



(c) Earnings in 1997 were inadequate to cover fixed charges and resulted in a coverage deficiency of approximately $11.3 million. Pro forma 1997 earnings were inadequate to cover pro forma fixed charges and resulted in a coverage deficiency of approximately $14.6 million. Proforma adjustments relate to the note offering being effective January 1, 1997.

                                  RISK FACTORS


     Holders should consider carefully, in addition to the other information contained in, or incorporated by reference into, this Prospectus, the following factors in evaluating the Company and its business before accepting the Exchange Offer.


     Procedures for Tender of Original Notes. The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     Consequences of Failure to Exchange Original Notes. The Original Notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Original Notes that are not tendered in exchange for Exchange Notes or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company does not currently anticipate that it will register the Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for indentured and tendered but unaccepted Original Notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."


     Substantial Leverage. The Company has incurred significant debt primarily in connection with its expansion through acquisitions. As of December 31, 1997, the Company had outstanding senior Indebtedness of approximately $85 million, which consisted of the Notes, and stockholders' equity of approximately $42.4 million.



     The Company's ability to make scheduled principal payments in respect of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, any of its indebtedness (including the Notes) will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors beyond its control. Based upon the Company's current level of operations and anticipated growth, management believes that cash flow from operations and other available cash will be adequate to meet the Company's anticipated future requirements for working capital expenditures, scheduled lease payments and scheduled payments of interest on its indebtedness, including the Notes, for the foreseeable future. Due to financial covenant violations, the Company is not currently able to borrow under the Amended Credit Facility, which had been another source of liquidity. The Company may, however, need to refinance all or a portion of the principal of the Notes at or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated growth will occur or that future borrowings will be available under the Amended Credit Facility or otherwise in an amount sufficient to enable the Company to service or refinance its indebtedness, including the Notes, or make anticipated capital expenditures and lease payments. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the ESI 1997 10-K.



     The degree to which the Company is leveraged could have important consequences to Holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and will not be available for other purposes;
(ii) the Company's ability to obtain additional financing in the future could be limited; and (iii) the Indenture and the Amended Credit Facility contain financial and restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company's business and financial performance.


     A substantial portion of the Company's business is conducted through its Subsidiaries. As a result, the Company's ability to make scheduled payments of principal and interest on its indebtedness, including the Notes, will depend on the future operating performance and cash flows of its Subsidiaries and on the ability of the Company's Subsidiaries to pay dividends or make loans to the Company. Camelback Insurance Ltd. ("Camelback"), the Company's wholly owned insurance subsidiary, is subject to certain statutory and contractual restrictions which limit its ability to pay dividends or make loans to the Company. The Notes and the Guarantees will be effectively subordinated to the loans outstanding under the Amended Credit Facility and the guarantees of such loans to the extent of the value of the assets securing such loans and guarantees. The Indenture will permit the Company and its Subsidiaries to incur additional indebtedness, some of which may be secured and to which the Notes will be effectively subordinated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the ESI 1997 10-K.



     Repurchase of Notes upon a Change of Control. In the event of a Change of Control, the Company will be required to make an offer to repurchase the Notes for cash at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the repurchase date. Certain events involving a Change of Control may result in an event of default under the Amended Credit Facility or other indebtedness of the Company that may be incurred in the future. Moreover, the exercise by the Holders of the Notes of their right to require the Company to repurchase the Notes could cause an event of default under the Amended Credit Facility and may cause a default under such other indebtedness, even if the Change of Control does not. The Company's obligations under this provision of the Indenture could delay, deter or prevent a sale of the Company which might otherwise be advantageous to the Holders of the Notes. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the ESI 1997 10-K and "Description of Notes -- Certain Covenants -- Repurchase of Notes at the Option of the Holder Upon a Change of Control."



     Management of Rapid Growth. The Company's success depends, in part, upon its ability to achieve growth and manage this growth effectively. Since its formation, the Company has experienced rapid growth which has challenged the Company's management, personnel, resources and systems. As part of its business strategy, the Company intends to pursue continued growth through its sales and marketing capabilities, acquisitions and marketing alliances. Although the Company has expanded its management, personnel, resources and systems to manage future growth and to assimilate acquired operations, there can be no assurance that the Company will be able to maintain or accelerate its growth in the future or manage this growth effectively. Failure to do so could materially adversely affect the Company's business and financial performance. To accommodate growth, the Company is centralizing certain operations, which may result in temporary disruptions in operations.


     The Company has grown substantially in recent years through the acquisition of other PEO and similar companies. Although the Company has recently focused on further integrating prior acquisitions into the Company's operations, a key component of the Company's long-term growth strategy is to continue to pursue selective attractive acquisition opportunities. There can be no assurance that the Company will be able to find attractive acquisition candidates at reasonable prices or, if it does, that other potential acquirers will not compete successfully with the Company for these candidates. Any significant increase in the number of companies competing with the Company to acquire PEOs would likely increase the cost of acquisitions and thereby limit the Company's ability to grow profitably through acquisitions. In addition, although the Company attempts to evaluate each acquisition candidate thoroughly prior to an acquisition, there can also be no assurance that, once acquired, the Company will be able to achieve acceptable levels of revenues, profitability or productivity from the acquired company.

     A portion of the Company's historical growth is attributable to its risk management/workers' compensation services program. The risks associated with rapid growth in this area include the potential for inadequate underwriting due to a lack of experience with new geographic markets and industries served, a shortage of experienced and trained personnel, and the need for sophisticated operating systems to help manage these risks. The Company recently converted its risk management information system to a new operating system to support this growth; there can be no assurance that this conversion will ultimately prove to be successful, or that other future changes in systems or procedures will be successfully completed. Any failure to manage growth in the risk management/workers' compensation program could adversely affect the Company's ability to underwrite profitable risks and efficiently resolve claims, which in turn could have a material adverse effect on the Company's business and financial performance. The pricing of the Company's guaranteed cost and Ohio reinsurance policies in place as of January 1, 1998 are subject to annual negotiation, and the above factors could materially increase the Company's costs under such policies.


     Adequacy of Loss Reserves; Loss and Claims Experience. Under its partially self-insured workers' compensation arrangements in effect until January 1, 1998, the Company is responsible for the first $250,000 ($350,000 for certain transportation programs and $500,000 in two states with "monopolistic" workers' compensation insurance structures) of each occurrence with no aggregate limit to the number of losses for which the Company may be liable. The Company's reserves for losses and loss adjustment expenses under its workers' compensation are estimates of amounts needed to pay reported and unreported claims and related loss adjustment expenses. Reserves are estimates based on industry data and historical experience, and include judgments of the effects that future economic and social forces are likely to have on the Company's experience with the type of risk involved, circumstances surrounding individual claims and trends that may affect the probable number and nature of claims arising from losses not yet reported. Consequently, loss reserves are inherently uncertain and are subject to a number of circumstances that are highly variable and difficult to predict. This uncertainty is compounded in the Company's case by its rapid growth and limited experience. For these reasons, there can be no assurance that the Company's ultimate liability will not materially exceed its loss and loss adjustment expense reserves. If the Company's reserves prove to be inadequate, the Company will be required to increase reserves or corresponding loss payments with a corresponding reduction, which may be material, to the Company's operating results in the period in which the deficiency is identified.


     The Company recently changed its business strategy with respect to its workers' compensation program and related workers' compensation reserves in response to the changing risk profile of its worksite employee base, increased competition and reduced margin opportunities, the availability of third party insurance at attractive rates, and in an effort to reduce the uncertainty associated with its quarterly workers' compensation expense. As part of the Company's change in business strategy, the Company obtained fully-insured guaranteed cost workers' compensation coverage effective January 1, 1998, thereby eliminating, with limited exceptions, the Company's risk retention on workers' compensation claims arising after that date. The coverage was obtained through Stirling Cooke Risk Management Services, Inc. under a three-year arrangement, with pricing subject to annual review. The Company will retain risk up to $250,000 per occurrence with respect to a defined portfolio of stand-alone policies which were in place at December 31, 1997, which policies expire at various dates during 1998. The Company also will retain risk up to $50,000 per occurrence for claims under Ohio's monopolistic workers' compensation structure, with an aggregate liability limitation based on a percentage of Ohio manual premium. Consistent with the change in strategy, the Company also increased its workers' compensation reserves at December 31, 1997 to reflect a one-time charge of approximately $6.0 million to establish its reserves at a level intended to eliminate any risk of future workers' compensation charges for pre-1998 claims. The Company also is pursuing aggressively a loss portfolio transfer or similar reinsurance, for pre-1998 claims. However, there can be no assurance that the Company will successfully complete such a transaction, or of the terms on which such a transaction could be completed.

     The Company believes that the transition to a guaranteed cost program and the increase in reserves at December 31, 1997 will reduce the uncertainty associated with the quarterly calculation of workers' compensation costs while providing a premium cost structure for 1998 which compares favorably with historical costs. The availability of coverages and premium costs in future years are subject to change (including possible material upward adjustment of premium costs) based on loss experience and competitive conditions in the overall workers' compensation market. The Company also believes that its workers' compensation reserves have been established at a level which is consistent with its change in business strategy described above (including expense associated with a loss portfolio transfer should such a transfer be completed), although there can be no assurance that this is the case.


     State unemployment taxes are, in part, determined by the Company's unemployment claims experience. Medical claims experience also greatly impacts the Company's health insurance rates and claims cost from year to year, and directly impacts the Company under its self insured medical program. Should the Company experience a large increase in claims activity for unemployment, workers' compensation and/or health care, then its costs in these areas would increase. In such a case, the Company may not be able to pass these higher costs to its clients and would therefore have difficulty competing with PEOs with lower claims rates that may offer lower rates to clients. The Company has an arrangement with its largest client under which the Company remains responsible for medical claims above an agreed limit. While the Company does not believe that it will incur material liabilities under this arrangement, there can be no assurance that this will be the case.



     Tax Treatment. The attractiveness to clients of a full-service PEO arrangement depends in part upon the tax treatment of payments for particular services and products under the Code (for example, the opportunity of employees to pay for certain benefits under a cafeteria plan using pre-tax dollars). The Internal Revenue Service ("IRS") has formed a Market Segment Study Group to examine whether PEOs, such as the Company, are for certain employee benefit and tax purposes the "employers" of worksite employees under the Internal Revenue Code (the "Code"). The Company cannot predict either the timing or the nature of any final decision that may be reached by the IRS with respect to the Market Segment Study Group or the ultimate outcome of any such decision, nor can the Company predict whether the Treasury Department will issue a policy statement with respect to its position on these issues or, if issued, whether such statement would be favorable or unfavorable to the Company. If the IRS were to determine that the Company is not an "employer" under certain provisions of the Code, it could materially adversely affect the Company in several ways. With respect to benefit plans, the tax qualified status of the Company's 401(k) plans could be revoked, and the Company's cafeteria and medical reimbursement plans may lose their favorable tax status. If an adverse IRS determination were applied retroactively to disqualify benefit plans, employees' vested account balances under 401(k) plans would become taxable, an administrative employer such as the Company would lose its tax deductions to the extent its matching contributions were not vested, a 401(k) plan's trust could become a taxable trust and the administrative employer could be subject to liability with respect to its failure to withhold applicable taxes and with respect to certain contributions and trust earnings. In such event, the Company also would face the risk of client dissatisfaction and potential litigation by clients or worksite employees.


     As the employer of record for many client companies and their worksite employees, the Company must account for and remit payroll, unemployment and other employment-related taxes to numerous federal, state and local tax, labor and unemployment authorities, and is subject to substantial penalties for failure to do so. From time to time, the Company has received notices or challenges which may adversely affect its tax rates and payments. In light of the IRS Market Segment Study Group and the general uncertainty in this area, certain proposed legislation has been drafted to clarify the employer status of PEOs in the context of the Code and benefit plans. However, there can be no assurance that such legislation will be proposed and adopted or in what form it would be adopted. Even if it were adopted, the Company may need to change aspects of its operations or programs to comply with any requirements which may ultimately be adopted. In particular, the Company may need to retain increased sole or shared control over worksite employees if the legislation is passed in its current form.


     Credit Risks. As the employer of record for its worksite employees, the Company is obligated to pay their wages, benefit costs and payroll taxes. The Company typically bills a client company for these amounts in advance of or at each payroll date, and reserves the right to terminate its agreement with the client, and thereby the Company's liability for future payrolls to the client's worksite employees, if payment is not received within two days of the invoice date. Limited extended payment terms are offered in certain cases subject to local competitive conditions. The rapid turnaround necessary to process and make payroll payments leaves the Company vulnerable to client credit risks, some of which may not be identified prior to the time payroll payments are made. There can be no assurance that the Company will be able to timely terminate any delinquent accounts or that its contractual termination rights will be judicially enforced.

     In addition, the Company has recently entered several market segments through acquisitions in which PEOs typically advance wages, benefit costs and payroll taxes to their clients. The Company intends to continue this practice despite the potentially greater credit risk posed by such practices. Also, in its stand-alone risk management/worker's compensation program, the Company has structured certain of its clients' premium payments so that less than the full premium is billed periodically through the policy year, with the difference to be paid by the client on a deferred basis after the end of the policy year. Following the completion of the Company's first series of policy audits, the Company determined in late 1997 that collection rates from these clients would be lower than expected, due in part to the Company's non-renewal of the affected policies as part of the overall de-emphasis of its stand-alone program. The Company conducts a limited credit review before accepting new clients. However, the nature of the Company's business and pricing margins is such that a small number of client credit failures could have an adverse effect on its business and financial performance.


     Litigation. As previously reported, the Company and certain of its present and former directors and executive officers have been named as defendants in ten actions filed between March 1997 and May 1997. While the exact claims and allegations vary, they all allege violations by the Company of Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, with respect to the accuracy of statements regarding Company reserves and other disclosures made by the Company and certain directors and officers. These suits were filed after a significant drop in the trading price of the Company's Common Stock in March 1997. Each of the actions seeks certification of a class consisting of purchasers of securities of the Company over specified periods of time. Each of the complaints seeks the award of compensatory damages in amounts to be determined at trial, including interest thereon, and costs of the action, including attorneys fees. The suits have been consolidated before a single judge of the U.S. District Court in Phoenix, Arizona. The Court has appointed lead plaintiffs for the putative class, approved plaintiffs' selection of counsel, and ordered plaintiffs to file a consolidated, amended complaint on or about April 6, 1998. The Company believes the actions are without merit and intends to defend the cases vigorously. However, the ultimate resolution of these actions could have a material adverse effect on the Company's results of operations and financial condition.



     Client Relationships. The Company's subscriber agreements with its clients generally may be canceled upon 30 days written notice of termination by either party. While the Company believes that it has experienced favorable client retention in the past, there can be no assurance that those relationships will continue or that historical rates of retention will continue to be achieved. The short-term nature of most customer agreements means that clients could terminate a substantial portion of the Company's business upon short notice.



     Through recent acquisitions and internal growth, the percentage of the Company's clients in the transportation industry has increased. While the Company has targeted this industry, which it believes could benefit from Company services and expertise, increased concentration in a single industry could make the Company subject to risks and trends of that industry. Also, certain aspects of the transportation industry may be subject to particular risks, such as the risk of property damage, injury and death from accidents inherent in the operation of a motor vehicle. In addition, the Company is providing driver leasing services, in which the Company acts as sole employer, which may increase risk to the Company as a result of the direct nature of the employment relationship.



     Uncertainty of Extent of PEO's Liability; Government Regulation of PEOs. Employers are regulated by numerous federal and state laws relating to labor, tax and employment matters. Generally, these laws prohibit race, age, sex, disability and religious discrimination, mandate safety regulations in the workplace, set minimum wage rates and regulate employee benefits. Because many of these laws were enacted prior to the development of non-traditional employment relationships, such as PEO services, many of these laws do not specifically address the obligations and responsibilities of non-traditional "co-employers" such as the Company, and there are many legal uncertainties about employee relationships created by PEOs, such as the extent of the PEO's liability for violations of employment and discrimination laws. The Company may be subject to liability for violations of these or other laws even if it does not participate in such violations. As a result, interpretive issues concerning the definition of the term "employer" in various federal laws have arisen pertaining to the employment relationship. Unfavorable resolution of these issues could have a material adverse effect on the Company's results of operations or financial condition.

     The Company's standard forms of client service agreement establish the contractual division of responsibilities between the Company and its clients for various personnel management matters, including compliance with and liability under various governmental regulations. However, because the Company acts as a co-employer, and in some instances acts as sole employer (such as in the driver leasing program), the Company may be subject to liability for violations of these or other laws despite these contractual provisions, even if it does not participate in such violations. The circumstances in which the Company acts as sole employer may expose the Company to increased risk of such liabilities for an employee's actions. The Company has been sued in tort actions alleging responsibility for employee actions (which it considers to be incidental to its business). Although it believes it has meritorious defenses, and maintains insurance (and requires its clients to maintain insurance) covering certain of such liabilities, there can be no assurances that the Company will not be found to be liable for damages in any such suit, or that such liability would not have a material adverse effect on the Company. Although the client generally is required to indemnify the Company for any liability attributable to the conduct of the client or employee, the Company may not be able to collect on such a contractual indemnification claim and thus may be responsible for satisfying such liabilities. In addition, employees of the client may be deemed to be agents of the Company, subjecting the Company to liability for the actions of such employees.

     While many states do not explicitly regulate PEOs, various states have passed laws that have licensing or registration requirements and other states are considering such regulation. Such laws vary from state to state but generally provide for monitoring the fiscal responsibility of PEOs. There can be no assurance that the Company will be able to satisfy licensing requirements or other applicable regulations of any particular state from time to time.


     Government Regulation Relating to Workers' Compensation Program. As part of its risk management/workers' compensation programs, the Company has utilized Camelback Insurance Ltd. ("Camelback"), a wholly-owned insurance company subsidiary. Insurance companies such as Camelback are subject to the insurance laws and regulations of the jurisdictions in which they are chartered; such laws and regulations generally are designed to protect the interests of policyholders rather than the interests of shareholders such as the Company. In general, insurance regulatory authorities have broad administrative authority over insurers domiciled in their respective jurisdictions, including authority over insurers' capital and surplus levels, dividend payments, financial disclosure, reserve requirements, investment parameters and premium rates. The jurisdictions also limit the ability of an insurer to transfer or loan statutory capital or surplus to its affiliates. The regulation of Camelback could materially adversely affect the Company's operations and results.



     Competition. The market for many of the services provided by the Company is highly fragmented, with over 2,300 PEOs currently competing in the United States. Many of these PEOs have limited operations with relatively few worksite employees, but the Company believes that several are larger than or comparable to the Company in size. The Company also competes with non-PEO companies whose offerings overlap with some of the Company's services, including payroll processing firms, insurance companies, temporary personnel companies and human resource consulting firms. In addition, as the PEO industry becomes better established, the Company expects that competition will continue to increase as existing PEO firms consolidate into fewer and better competitors and well-organized new entrants with potentially greater resources than the Company, including some of the non-PEO companies described above, continue to enter the PEO market. The Company's subscriber agreements with its clients generally may be canceled upon 30 days written notice of termination by either party. The short-term nature of most customer agreements means that a substantial portion of the Company's business could be terminated upon short notice. In the stand-alone risk management/workers' compensation services area, the Company considers state insurance funds and other private insurance carriers to be its primary competition.

     Year 2000 Compliance. Many computer programs process transactions based on using two digits for the year of the transaction rather than a full four year digits (e.g. "98" for 1998). Systems that process Year 2000 transactions with the year "00" may encounter significant processing inaccuracies or inoperability. Management has determined that, like most other companies, it will be required to modify or replace significant portions of its software so that its information systems will be able to properly utilize dates subsequent to December 31, 1999. The Year 2000 issue will be addressed through either the modification of existing software or conversion to new software. However, if such transition is not completed on a timely basis, the Year 2000 issue could have a material impact on the Company's operations.


     The Company began developing its plan to address Year 2000 in 1997. The plan includes hardware, software, electronic equipment and building systems, and evaluates risk associated with vendor readiness. Based on developments to date, the Company expects that the plan will be completed in a timely fashion and that Year 2000 issues will not have a material effect on the Company's results of operations. The Company's expectation in this regard is based upon numerous assumptions of future events including the availability of certain resources, third party modifications and other factors, and there can be no assurance that the Company's current expectations will be met.

     Fraudulent Conveyance. Under federal or state fraudulent conveyance statutes or other legal principles, the Notes and/or the Guarantees might be subordinated to existing or future indebtedness of the Company or the Guarantors, voided or found not to be enforceable in accordance with their terms. Accordingly, under such fraudulent conveyance statutes, if a court in a lawsuit on behalf of an unpaid creditor of the Company or any Guarantor or a representative of creditors, such as a trustee in bankruptcy, were to find that the Company or any Guarantor incurred the indebtedness represented by the Notes or the Guarantee, respectively, with actual intent to hinder, delay or defraud creditors, or received less than a reasonably equivalent value or fair consideration for any of such indebtedness or obligation and at the time of such incurrence: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence; (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; (iv) intended to incur, or believed that it would incur, debts (including contingent obligations) beyond its ability to pay such debts as they matured; or (v) was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if, in either case, after final judgment, the judgment was unsatisfied, such court might permit such indebtedness, or obligation, and prior payments thereon, to be voided by such creditor or representative and permit such prior payments to be recovered from the holders of such indebtedness, as the case may be.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, the Company or any Guarantor would be considered insolvent if, at the time it incurred such indebtedness or issued the Guarantees, either the fair market value (or fair saleable value) of its assets was less than the amount required to pay its total debts as they mature.

     Absence of Public Market. The Exchange Notes will be a new class of securities for which there currently is no established trading market. The Original Notes are eligible for trading on the PORTAL market. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading on the Nasdaq National Market. The Company has been advised by the Initial Purchaser that it currently intends to make a market in the Notes. The Initial Purchaser is not obligated to do so, however, and any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes.

     If the trading market does not develop or is not maintained, Holders of the Exchange Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Exchange Notes does develop, any such market may be discontinued at any time. If a public trading market develops for the Exchange Notes, future trading prices of such Exchange Notes will depend upon many factors, including, among other factors, prevailing interest rates, the Company's financial condition and results of operations and the market for similar notes. Depending upon those and other factors, the Exchange Notes may trade at a discount from their principal amount. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Exchange Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on Holders of the Exchange Notes.

                               THE EXCHANGE OFFER

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

     The Original Notes were sold by ESI on October 21, 1997 to the Initial Purchaser, who resold the Original Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and other institutional "accredited investors" (as defined in Rule 501(a) under the Securities Act) in the Private Offering. In connection with the sale of the Original Notes, ESI and the Initial Purchaser entered into a Registration Rights Agreement dated as of October 21, 1997 (the "Registration Rights Agreement") pursuant to which ESI agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Original Notes for Exchange Notes within 45 days following the issuance of the Original Notes. In addition, ESI agreed to use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act as soon as practicable and to issue the Exchange Notes pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     This Prospectus is a part of the Exchange Offer Registration Statement that ESI has filed with the Commission as provided above. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy ESI's obligations thereunder. The term "Holder," with respect to the Exchange Offer, means any person in whose name Original Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Original Notes are held of record by the Depository. Upon completion of the Exchange Offer ESI generally will not be required to file any registration statement to register any outstanding Original Notes. Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted generally will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Original Notes.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties unrelated to ESI, ESI believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than a person that is an "affiliate" of ESI within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged and does not intend to engage, and has no arrangement or understanding with any person to engage, in the distribution of such Exchange Notes.

     If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation (i) the position of the staff of the Commission enunciated in interpretive letters would be inapplicable to such person and (ii) such person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     The Exchange Offer is not being made to, nor will ESI accept surrenders for exchange from, Holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or laws of such jurisdiction. Prior to the Exchange Offer, however, ESI will use its best efforts to register or qualify the Exchange Notes for offer and sale under the securities or laws of such jurisdictions as is necessary to permit consummation of the Exchange Offer and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Exchange Notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, ESI will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date (as defined). ESI will issue up to $85 million aggregate principal amount of Exchange Notes in exchange for a like principal amount of outstanding Original Notes which are validly tendered and accepted in the Exchange Offer. Subject to the conditions of the Exchange Offer described below, the Company will accept any and all Original Notes which are so tendered. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer.

     The Exchange Offer is not conditioned upon any number of Original Notes being tendered.

     The form and terms of the Exchange Notes will be the same in all material respects as the form and terms of Original Notes, except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will not represent additional indebtedness of ESI and will be entitled to the benefits of the Indenture, which is the same Indenture as the one under which the Original Notes were issued.

     Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Original Notes or, if no interest has been paid, from October 21, 1997. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from October 21, 1997. Original Notes accepted for exchange will cease to accrue interest from and after the date of the consummation of the Exchange Offer. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on such Original Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

     Holders of Original Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. ESI intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement. Original Notes which are not tendered for exchange or are tendered but not accepted in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but generally will not be entitled to any registration rights under the Registration Rights Agreement.

     ESI shall be deemed to have accepted validly tendered Original Notes when, as and if ESI has given oral or written notice thereof to the Exchange Agent for the Exchange Offer. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from ESI.

     If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letters of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

CONDITIONS OF THE EXCHANGE OFFER

     In addition, and notwithstanding any other term of the Exchange Offer, ESI will not be required to accept for exchange any Original Notes for any Exchange Notes tendered and may terminate or amend the

Exchange Offer as provided herein before the acceptance of such Original Notes, if any of the following conditions exist:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the Exchange Offer which, in the judgment of the Company, could reasonably by expected to materially impair the ability of ESI to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer; or

          (b) there shall have been proposed, adopted or enacted any law, statute, rule, regulation or order which, in the judgment of ESI, could reasonably be expected to materially impair the ability of ESI to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer.

     The foregoing conditions are for the sole benefit of ESI and may be asserted by ESI regardless of the circumstances giving rise to such conditions or may be waived by ESI in whole or in part at any time and from time to time in its sole discretion. If ESI waives or amends the foregoing conditions, ESI will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that ESI first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by ESI concerning the events described above will be final and binding upon all parties.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS


     The Exchange Offer will expire at 5:00 P.M., New York City Time, on May 11, 1998, subject to extension by the Company by notice to the Exchange Agent as herein provided (the "Expiration Date"). ESI reserves the right to so extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.


     ESI reserves the right (i) to delay accepting for exchange any Original Notes for any Exchange Notes or to extend or terminate the Exchange Offer and not accept for exchange any Original Notes for any Exchange Notes if any of the events set forth under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by ESI by giving oral or written notice of such delay or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by ESI to constitute a material change, ESI will promptly disclose such amendment in a manner reasonably calculated to inform the holder of Exchange Notes of such amendment and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the Exchange Notes, if the Exchange Offer would otherwise expire during such five to ten business-day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth under the caption "Conditions of the Exchange Offer."

PROCEDURES FOR TENDERING

     Only a holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Original Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 P.M., New York City time, on the Expiration Date.

     Any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing the Depositary to transfer such Original Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer, such as ATOP. Holders of such Original Notes registered in the name of such a financial institution are urged to contact such person promptly if they wish to exchange Original Notes. Although delivery of Original Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth in "Exchange Agent" below prior to 5:00 P.M., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of Original Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     The method of delivery of Original Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Original Notes should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by ESI, evidence satisfactory to ESI of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes will be determined by ESI in its sole discretion, which determination will be final and binding. ESI reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes ESI's acceptance of which would, in the opinion of counsel for the Company, be unlawful. ESI also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. ESI's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such times as the Company shall determine. Although ESI intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Original Notes, neither ESI, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, ESI reserves the right in its sole discretion (subject to limitations contained in the Indenture) (i) to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date and
(ii) to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to ESI, among other things, (i) that the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (ii) that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) that neither the holder nor any such other person is an "affiliate", as defined in Rule 405 under the Securities Act, of ESI or, if such person is an affiliate of ESI, that such person will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, such holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes and other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly competed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Notes (if available) and the principal amount of Original Notes tendered together with a duly executed Letter of Transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificate(s) representing the Original Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Original Notes delivered electronically) with any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such certificate(s) representing all tendered Original Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Original Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 P.M., New York City Time, on the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers and principal amount of such Original Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Original Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility

(including time of receipt) of such withdrawal notices will be determined by ESI whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by ESI. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of ESI and its affiliates.

     ESI has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. ESI, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. ESI may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange. ESI will pay the other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

     ESI will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, ESI believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange Original Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than broker-dealers, as set forth below, and other than any such holder which is "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a holder,
(ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of ESI will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of making of this Exchange Offer, ESI will have fulfilled one of its obligations under the Registration Rights Agreement and holders of Original Notes who do not tender their Original Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of Original Notes that does not exchange that holder's Original Notes for Exchange Notes will continue to hold the untendered Original Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent of such rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer (including the right to receive additional interest, under certain circumstances, as Liquidated Damages).

     The Original Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Original Notes evidenced thereby (the form of which letter can be obtained from the Trustee) or (vi) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

     Accordingly, if any Original Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange Original Notes" and "-- Termination of Certain Rights."

TERMINATION OF CERTAIN RIGHTS

     Holders of the Notes will not be entitled to certain rights under the Registration Rights Agreement following the consummation of the Exchange Offer. The rights that generally will terminate are the right (i) to have the Company file with the Commission and use its best efforts to have declared effective a shelf registration statement to cover resales of the Original Notes by the holders thereof and (ii) to receive additional interest as Liquidated Damages if the registration statement of which this Prospectus is a part or the shelf registration statement are not filed with, or declared effective by, the Commission within certain specified time periods or the Exchange Offer is not consummated within a specified time period.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of ESI or its subsidiaries since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tender be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company intends to take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Original Notes in such jurisdiction.

     The Company may in the future seek to acquire indentured Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Original Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any indentured Original Notes except to the extent that it may be required to do so under the Registration Rights Agreement.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Original Notes, as reflected in ESI's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by ESI upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by ESI over the term of the Exchange Notes under generally accepted accounting principles.

EXCHANGE AGENT

     The Huntington National Bank, Columbus, Ohio has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

                  By Mail, Overnight Courier or Hand Delivery:

                          The Huntington National Bank
                             Attn: Corporate Trust
                        41 South High Street, 11th Floor
                               Columbus, OH 43215

                            Facsimile Transmission:

                                 (614) 480-5223
                        (For Eligible Institutions Only)

                             Confirm by Telephone:
                                 (614) 480-3888

     Requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter nor modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of either Original Notes or Exchange Notes. Certain holders of the Original Notes (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF AN ORIGINAL NOTE SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S ORIGINAL NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     The issuance of the Exchange Notes to holders of the Original Notes pursuant to the terms set forth in this Prospectus should not constitute a recognition event for Federal income tax purposes. Consequently, no gain or loss should be recognized by Holders of the Original Notes upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Original Notes exchanged therefor. Holders should be considered to have held the Exchange Notes from the time of their original acquisition of the Original Notes.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of ESI's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive the Original Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which replace the Original Notes, except as otherwise described herein). The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of ESI.


     The Company received approximately $82 million of net proceeds of the Offering of the Original Notes (after deduction of the Initial Purchaser's discount and estimated Offering expenses). The Company employed the proceeds to support its growth by using approximately $50 million to repay indebtedness under its prior bank revolving credit facility (the "Prior Credit Facility") incurred primarily in connection with recent acquisitions. The Company also intends to utilize approximately $1.5 million to enhance operations by upgrading its information systems and networks and to support centralization of certain functions, and between $2 million and $4 million for deferred payments relating to prior acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the ESI 1997 10-K. The remaining net proceeds will be used to provide funds for general corporate purposes, including working capital, and for possible future acquisitions. The Company has no current arrangements, and no pending agreements, for any such acquisitions; there can be no assurance that appropriate acquisitions will be identified or that any such transactions will be consummated.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


    The following selected consolidated financial information should be read in conjunction with the Company's consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein from the ESI 1997 10-K. The selected consolidated financial information presented below as of December 31, 1994, 1995, 1996 and 1997 and for the years then ended are derived from consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference herein. The selected consolidated financial information presented below as of December 31, 1993 and for the year then ended are derived from consolidated financial statements of the Company which have been audited by the Company's former independent public accountants. Except for 1993 and 1994, the earnings per share amounts for all prior years have been restated to conform with the presentation requirements of Statement of Financial Accounting Standards No. 128, "Earnings per Share." Management does not believe the impact of restatement for 1993 and 1994 would be material.



                                                                       YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------------
                                                           1993      1994       1995       1996       1997
                                                          -------   -------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues................................................  $48,571   $74,334   $164,455   $439,016   $933,817
Cost of revenues........................................   46,501    71,068    150,675    400,862    903,255
                                                          -------   -------   --------   --------   --------
Gross profit............................................    2,070     3,266     13,780     38,154     30,562
Selling, general and administrative expenses............    1,471     2,297      7,183     17,310     33,411
Depreciation and amortization...........................      128       269        426      2,073      4,617
                                                          -------   -------   --------   --------   --------
Income (loss) from operations...........................      471       700      6,171     18,771     (7,466)
Other income:
  Interest income.......................................       10        52        296        833      1,303
  Interest expense......................................     (104)       (3)       (25)    (1,196)    (5,102)
  Other income (expense)................................     (169)       80        239         (1)       (50)
                                                          -------   -------   --------   --------   --------
Income (loss) before income taxes.......................      208       829      6,681     18,407    (11,315)
Income tax provision (benefit)..........................       98       450      2,846      6,381     (2,819)
                                                          -------   -------   --------   --------   --------
Net income (loss).......................................  $   110   $   379   $  3,835   $ 12,026   $ (8,496)
                                                          =======   =======   ========   ========   ========
Net income (loss) per share:
  Basic.................................................  $   .01   $   .02   $    .17   $    .40   $   (.27)
  Diluted...............................................  $   .01   $   .02   $    .16   $    .37   $   (.27)
OTHER DATA:
EBITDA(a)...............................................  $   440   $ 1,101   $  7,132   $ 21,676   $ (1,596)
Depreciation and amortization...........................      128       269        426      2,073      4,617
Capital expenditures....................................       46       189        238        702      2,499
Ratio of earnings to fixed charges(b)...................     1.7x     18.6x      93.8x      13.6x        (c)
At period end:
Worksite employees......................................    2,200     3,600     11,000     30,000     45,200
Client companies........................................      250       450        920      1,200      1,700
States with worksite employees..........................       15        20         40         46         47
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents and restricted cash...........  $ 1,049   $ 1,998   $ 16,771   $ 22,480     59,110
Working capital (deficit)...............................      (36)    2,394      8,589     30,449     58,329
Total assets............................................    6,399     9,310     36,840    125,969    207,217
Long-term debt..........................................       --        --         --     42,800     85,000
Stockholders' equity....................................    3,451     6,401     19,943     46,507     42,389


---------------

(a) "EBITDA" represents the sum of income (loss) before income taxes, interest expense and depreciation and amortization. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as one measure of an issuer's ability to service its debt. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented to provide additional information related to debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of liquidity or financial performance under generally accepted accounting principles. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.



(b) The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt issuance costs and the estimated interest component of rent expense.



(c) Earnings in 1997 were inadequate to cover fixed charges and resulted in a coverage deficiency of approximately $11.3 million. Pro forma 1997 earnings were inadequate to cover pro forma fixed charges and resulted in a coverage deficiency of approximately $14.6 million. Pro forma adjustments relate to the note offering being effective January 1, 1997.

                                    BUSINESS

THE COMPANY


     The Company is one of the largest professional employer organizations ("PEO") and is the most geographically diverse PEO in the United States, specializing in integrated employment outsourcing solutions for small and mid-sized businesses. As of December 31, 1997, the Company served approximately 1,700 client companies representing 45,200 worksite employees in 47 states.


     The Company offers a broad array of integrated outsourcing solutions which provide businesses throughout the United States with comprehensive and flexible outsourcing services to meet their payroll, benefits and human resources needs while helping manage their overall costs. The Company provides significant benefits to its client companies and their worksite employees, including: (i) managing escalating costs associated with workers' compensation, health insurance, workplace safety and employment policies and practices; (ii) enhancing employee recruiting and retention by providing employees with access to a menu of healthcare and other benefits that are more characteristic of larger employers; (iii) providing expertise in transportation personnel and in labor relations; and (iv) reducing the time and effort required by the employer to deal with an increasingly complex administrative, legal and regulatory environment.

     As a PEO, ESI and its "client company" typically agree that ESI will become the "employer of record" for the client company's employees. ESI generally assumes designated obligations for payroll processing and reporting, payment of payroll taxes, human resources management and the provision of employee benefit plans and risk management/workers' compensation services. Additionally, ESI may provide other products and services directly to worksite employees, such as employee payroll deduction programs for disability and specialty health insurance, prepaid telephone cards and other personal financial services. The client company generally retains management control of the worksite employees, including hiring, supervision and termination and determining the employees' job descriptions and salaries.


     Information regarding the Company, including a discussion of its business, financial statements and management's discussion and analysis, is incorporated by reference from the ESI 1997 10-K. See "Incorporation of Certain Documents by Reference."

                              DESCRIPTION OF NOTES

     The Original Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of October 15, 1997 (the "Indenture") among ESI, the Guarantors and the Trustee. The terms of the Exchange Notes and of the Original Notes (which are sometimes referred to collectively as the "Notes") will be substantially identical to each other, except for transferability. Under the terms of the Indenture, the covenants and events of default will apply equally to the Original Notes and the Exchange Notes, and the Original Notes and Exchange Notes will be treated as one class for all actions to be taken by the holders thereof and for determining their respective rights under the Indenture. The terms of the Notes (including both the Original Notes and the Exchange Notes) include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect from time to time. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of them.

     The following summaries of certain provisions of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. A copy of the form of Indenture is an exhibit to the Registration Statement of which this Prospectus forms a part, and is available upon request. For purposes of this summary, the term "Company" refers only to Employee Solutions, Inc. and not to any of its subsidiaries.

GENERAL

     The Notes are senior, unsecured, general obligations of the Company, ranking pari passu in right of payment with all other senior, unsecured obligations of the Company. The Notes are limited in aggregate principal amount to $85 million. The Notes are jointly and severally irrevocably and unconditionally guaranteed on a senior basis by each of the Guarantors. The "Guarantors" include certain of the Company's present and future Subsidiaries. See "Future Subsidiary Guarantors" and "Certain Definitions -- Guarantors." The Guarantees rank pari passu in right of payment with all other senior, unsecured obligations of the Guarantors. See "Certain Bankruptcy Limitations." The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.


     The Notes will mature on October 15, 2004. The Notes bear interest at the rate of 10% per annum from the date of issuance (October 21, 1997) or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1998, to the persons in whose names such Notes are registered at the close of business on April 1 or October 1 immediately preceding such Interest Payment Date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.


     Principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes is payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York, except as set forth below. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company; provided that all payments with respect to Global Notes and Certificated Notes the Holders of which have given wire transfer instructions to the Company and the Paying Agent, will be required to be made by wire transfers of immediately available funds to the accounts specified by the Holders thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

CERTAIN BANKRUPTCY LIMITATIONS

     The Company conducts a substantial part of its business through Subsidiaries. Certain of the Company's present and future Subsidiaries have guaranteed or will guarantee the Company's obligations with respect to the Notes. See "Future Subsidiary Guarantors" and "Certain
Definitions -- Guarantors." Holders of the Notes will be direct creditors of each Guarantor by virtue of its guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the Holder the benefit of such provision. See "Risk Factors -- Fraudulent Transfer Considerations."

     If the obligations of a Guarantor under its guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would be sufficient to pay the outstanding principal and interest on the Notes.

OPTIONAL REDEMPTION

     The Company does not have the right to redeem any Notes prior to October 15, 2001. The Notes are redeemable for cash at the option of the Company, in whole or in part, at any time on or after October 15, 2001, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing October 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date:

                       YEAR                         PERCENTAGE
                       ----                         ----------
2001..............................................    105.0%
2002..............................................    102.5%
2003 and thereafter...............................    100.0%

     In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

     The Notes will not have the benefit of any sinking fund.

     Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in the payment thereof.

CERTAIN COVENANTS

     Repurchase of Notes at the Option of the Holder Upon a Change of Control. The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such

Holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

     As used herein, a "Change of Control" means (i) any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company and its Subsidiaries, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by the Company to the Holder thereof. The Company publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management.

     The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

     No assurances can be given that the Company will have available sufficient funds to acquire Notes tendered upon the occurrence of a Change of Control. In the event that the Company is required to purchase outstanding Notes upon the occurrence of a Change of Control, the Company expects that it would seek third party financing to the extent that it does not have available funds to meet its purchase obligations. There can be no assurance that the Company would be able to obtain such financing.

     Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the terms hereof, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture or the Notes by virtue thereof.

     Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock. The Indenture provides that, except as set forth in this covenant, the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing, if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.25 to l (the "Debt Incurrence Ratio"), then the Company may incur such Indebtedness or Disqualified Capital Stock and its Subsidiaries may incur such Indebtedness.

     Indebtedness or Disqualified Capital Stock of any person which is outstanding at the time such person becomes a Subsidiary of the Company (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been incurred at the time such person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable.

     Limitation on Restricted Payments. The Indenture provides that the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) $5.0 million, plus (b) 50% of the aggregate Consolidated Net Income of the Company and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (c) the aggregate Net Cash Proceeds received by the Company from the sale of its Qualified Capital Stock (other than (i) to a Subsidiary of the Company and (ii) to the extent applied in connection with a Qualified Exchange) after the Issue Date.

     The immediately preceding paragraph, however, will not prohibit (y) a Qualified Exchange or (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. The full amount of any Restricted Payment made pursuant to clause
(z) (but not pursuant to clause (y)) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company or any Subsidiary of the Company, except (a) restrictions imposed by the Notes or the Indenture,
(b) restrictions imposed by applicable laws and regulations, including laws and regulations establishing capital and liquidity requirements for Insurance Subsidiaries, (c) existing restrictions under specified Indebtedness outstanding on the Issue Date, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under paragraph (b) of the definition of "Permitted Indebtedness" provided such restriction or requirement is no more restrictive than that imposed by the Amended Credit Facility as of the Issue Date, (f) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold, (g) restrictions arising out of "fronting" arrangements or reinsurance agreements with third party insurers in existence on the Issue Date pursuant to which the Insurance Subsidiary is required to meet certain cash collateral requirements, (h) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (a), (c) or (d) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced; and (i) any agreement that extends, renews or replaces any agreement described in clause (g) or any similar agreement, provided that the terms and conditions of any such restrictions are not materially less favorable to the Holders than those under or pursuant to such agreements as in effect on the Issue Date. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens on assets securing the Indebtedness under the Amended Credit Facility incurred in accordance with the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

     Limitation on Liens Securing Indebtedness. The Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom, unless the Company provides, and causes its Subsidiaries to provide, concurrently therewith, that the Notes are equally and ratably so secured, provided that, if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes.

     Limitation on Sale of Assets and Subsidiary Stock. The Indenture provides that the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation (in the case of a Subsidiary of the Company), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of the Company, whether by the Company or a Subsidiary or through the issuance, sale or transfer of Equity Interests by a Subsidiary of the Company, and including any sale and leaseback transaction (any of the foregoing, an "Asset Sale"), unless (l)(a) within 210 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of the Indenture or to the repurchase of the Notes pursuant to an irrevocable, unconditional cash offer (the "Asset Sale Offer") to repurchase Notes at a purchase price of 100% of principal amount (the "Asset Sale Offer Price") together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment, made within 180 days of such Asset Sale or (b) within 180 days following such Asset Sale, the Asset Sale Offer Amount is
(i) invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 90 days) in assets and property (other than notes, bonds, obligation and securities, except in connection with the acquisition of a wholly owned Subsidiary) which in the good faith reasonable judgment of the Board will immediately constitute or be a part of a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or (ii) used to permanently reduce Indebtedness permitted pursuant to paragraph (b) of the definition "Permitted Indebtedness" (provided that in the case of a revolver or similar arrangement that makes credit available, such commitment is also permanently reduced by such amount), (2) at least 85% of the total consideration received for such Asset Sale or series of related Asset Sales consists of Cash or Cash Equivalents, (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and (4) the Board of Directors of the Company determines in good faith that the Company or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

     The Indenture provides that an acquisition of Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (l) above (the "Excess Proceeds") exceeds $2.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Notes properly tendered (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price (together with accrued interest). To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. For purposes of (2) above, total consideration received means the total consideration received for such Asset Sales minus the amount of (a) Indebtedness which is not Subordinated Indebtedness assumed by a transferee which assumption permanently reduces the amount of Indebtedness outstanding on the Issue Date or permitted pursuant to paragraph (b) or (d) of the definition "Permitted Indebtedness" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so reduced by such amount) and (b) property that within 30 days of such Asset Sale is converted into Cash or Cash Equivalents.

     Notwithstanding the foregoing provisions of the prior paragraph:

          (i) the Company and its Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of property or assets in the ordinary course of business;

          (ii) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation;"

          (iii) the Company and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable; and

          (iv) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to the Company or any of its wholly owned Subsidiaries.

     All Net Cash Proceeds from an Event of Loss shall be invested, used for prepayment of Indebtedness, or used to repurchase Notes, all within the period and as otherwise provided above in clause 1(a) or 1(b) of the first paragraph of this section.

     In addition to the foregoing, the Company will not, and will not permit any Subsidiary to, directly or indirectly make any Asset Sale of any of the Equity Interests of any Subsidiary except pursuant to an Asset Sale of all the Equity Interests of such Subsidiary.

     Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the terms hereof, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations hereunder by virtue thereof.

     Limitation on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Subsidiaries will be permitted on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, (other than Exempted Affiliate Transactions) (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to the Company, and no less favorable to the Company than could have been obtained in an arm's length transaction with a non-Affiliate and, (ii) if involving consideration to either party in excess of $1.0 million, unless such Affiliate Transaction(s) is evidenced by an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction (or Transactions) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and
(iii) if involving consideration to either party in excess of $3.0 million, unless in addition the Company, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from an independent investment banking firm of national reputation.

     Limitation on Merger, Sale or Consolidation. The Indenture provides that the Company will not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed, together with its Subsidiaries, on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons or adopt a Plan of Liquidation, unless (i) either (a) the Company is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture;
(ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the consolidated surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or consummation of a Plan of Liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Limitation on Lines of Business. The Indenture provides that neither the Company nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

     Limitations with respect to Subsidiaries that are not Guarantors. The Indenture provides that the aggregate total revenues and the aggregate Consolidated Net Worth of the Subsidiaries which are not Guarantors (other than the Insurance Subsidiaries) will not exceed 7.5% of total revenues or Consolidated Net Worth, respectively, of the Company and its Subsidiaries on a consolidated basis. The Indenture will also provide that the Company will not retain any funds or assets in any Insurance Subsidiary except funds that are held in trust accounts for claim reserves or otherwise held to pay claims and funds for current operations or as required by insurance laws and regulations applicable to such Insurance Subsidiaries, including capital and liquidity requirements.

     Future Subsidiary Guarantors. The Indenture provides that all future Subsidiaries of the Company will jointly and severally guaranty irrevocably and unconditionally all principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes on a senior basis, other than (i) future Insurance Subsidiaries and (ii) certain other future Subsidiaries designated by the Company, provided that the Company complies with the restrictions with respect to the aggregate total revenues and aggregate Consolidated Net Worth of Subsidiaries which are not Guarantors as set forth in the covenant "Limitations with respect to Subsidiaries that are not Guarantors."

     Release of Guarantors. The Indenture provides that no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving person) another person unless (i) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger (if other than such Guarantor, another Guarantor or the Company) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such person shall unconditionally guaranty, on a senior basis, all of such Guarantor's obligations under such Guarantor's guaranty and the Indenture on the terms set forth in the Indenture; and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

     Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) by a Guarantor of all or substantially all of its assets to an entity which is not a Guarantor, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitations on Sale of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its obligations under its Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of the Company or any other Subsidiary shall also terminate upon such release, sale or transfer.

     Limitation on Status as Investment Company. The Indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

     Limitation on Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into any sale and leaseback transaction unless (a) immediately after giving pro forma effect to such sale and leaseback transaction (the Attributable Value of such sale and leaseback transaction being deemed to be Indebtedness of the Company, if not otherwise treated so pursuant to the definition of Indebtedness), the Company could incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and (b) such sale and leaseback transaction complies with the covenant "Limitation on Sale of Assets and Subsidiary Stock."

     Payments for Consent. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes or the Guarantees unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

REPORTS

     The Indenture provides that, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each Holder annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, in each case, a management's discussion and analysis of financial condition and results of operations and, with respect to annual information only, a report thereon by the Company's certified independent public accountants. In addition, the Company has agreed that, from and after the time the Company files a registration statement with the Commission with respect to the Notes, the Company will file such reports with the Commission provided the Commission will accept such filings.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines an Event of Default as:

          (i) the failure by the Company to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

          (ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise;

          (iii) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;

          (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Subsidiaries;

          (v) a default in Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $5 million (a) resulting from the failure to pay principal or interest or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity;

          (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5 million, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 60 days; and

          (vii) any Guarantee shall cease to be, or be asserted in writing by any Significant Subsidiary or the Company not to be, in full force and effect, except as contemplated by the Indenture.

The Indenture provides that if an Event of Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default.

     If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to the Company or any of its Significant Subsidiaries), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv) above, relating to the Company or any Significant Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have been cured or waived, except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to October 15, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to October 15, 2001, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, nonpayment of guarantees, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of the Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that
(A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

     If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance cannot be applied to pay the principal of, premium, if any, and interest on the Notes when due, then the obligations of the Company under the Indenture will be revived and no such defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

     The Indenture contains provisions permitting the Company, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may without the consent of Holders of at least 66 2/3% in aggregate principal amount of Notes at the time outstanding modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Notes at the Option of the Holder upon a Change of Control" and "Limitation on Sale of Assets and Subsidiary Stock" in a manner adverse to the Holders and provided that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption
Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of the Company to redeem the Notes in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or
(iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or (iv) cause the Notes or any Guarantee to become subordinate in right of payment to any other Indebtedness.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

     The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of the Company or the Guarantors under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director, except to the extent such person is the Company or a Guarantor.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

     "Acquisition" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, or the acquisition of assets that constitute all or substantially all of an operating unit or business, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

     "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided, that, with respect to ownership interest in the Company and its Subsidiaries a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

     "Amended Credit Facility" means the credit facility dated October 21, 1997 by and between the Company and Bank One, Arizona, N.A., providing for an aggregate $20 million revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Amended Credit Facility" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Amended Credit Facility and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to the Amended Credit Facility and all refundings, refinancings and replacements of the Amended Credit Facility, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by paragraph (b) of the definition "Permitted Indebtedness," or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms hereof.

     "Attributable Value" means, as to any particular lease under which any person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (whether or not such lease is terminable at the option of the lessee prior to the end of such term), including any period for which such lease has been, or may, at the option of the lessor, be extended, discounted from the last date of such term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. "Attributable Value" means, as to a Capitalized Lease Obligation under which any person is at the time liable and at any date as of which the amount thereof is to be determined, the discounted present value of the rental obligations of such person, as lessee, required to be capitalized on the balance sheet of such person in conformity with GAAP.

     "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

     "Beneficial Owner" or "beneficial owner" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue
Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "Capitalized Lease Obligation" means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person.

     "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and (iii) commercial paper issued by others rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in the case of each of (i), (ii), and (iii) maturing within one year after the date of acquisition.

     "Consolidated Coverage Ratio" of any person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

     "Consolidated EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) consolidated income tax expense, (ii) consolidated depreciation and amortization expense, provided that consolidated depreciation and amortization of a Subsidiary that is a less than wholly owned Subsidiary shall only be added to the extent of the equity interest of such person in such Subsidiary, (iii) other non-cash charges of the Company and its Subsidiaries reducing Consolidated Net Income for such period and (iv) Consolidated Fixed Charges.

     "Consolidated Fixed Charges" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and
(b) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of preferred stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock),
(b) the net income, if positive, of any person, other than a wholly owned Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly owned Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's pro rata share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation (other than any insurance statute, rule or governmental regulation restricting dividends or similar distributions by an Insurance Subsidiary, including capital and liquidity requirements) applicable to such Consolidated Subsidiary.

     "Consolidated Net Worth" of any person at any date means the aggregate consolidated stockholders' equity of such person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, adjusted to exclude, to the extent included in calculating such equity, (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such person or a Consolidated Subsidiary of such person subsequent to the Issue Date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in persons that are not Subsidiaries.

     "Consolidated Subsidiary" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

     "Default" means any event that is, or after notice or the passage of time or both would be an Event of Default.

     "Disqualified Capital Stock" means (a) except as set forth in (b), with respect to any person, any Equity Interest of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of the Company), any Equity Interest other than any common equity with no preference, privileges, or redemption or repayment provisions.

     "Equity Interest" of any person means any shares, interests, participations or other equivalents (however designated) in such person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such person.

     "Event of Loss" means, with respect to any property or asset, (i) any loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

     "Exempted Affiliate Transaction" means (a) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of the Company, (b) dividends permitted under the terms of the covenant discussed above under "Limitation on Restricted Payments" above and payable, in form and amount, on a pro rata basis to all holders of Common Stock of the Company, and (c) transactions solely between the Company and any of its Subsidiaries or solely among Subsidiaries of the Company.

     "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

     "Guarantors" means (i) all of the Company's present Subsidiaries other than Camelback Insurance, Ltd., Employee Solutions of Alabama, Inc. and Employee Solutions of California, Inc. and (ii) certain future Subsidiaries as described in the covenant "Future Subsidiary Guarantors".

     "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise (as set forth in subclauses
(i) through (vi)), of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable or other accrued current liability that is not more than 90 days past their original due date and except those for which cash is held in escrow pending payment of such deferred and unpaid purchase price, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit;
(b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person; and (d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties; and (e) all Disqualified Capital Stock of such person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). Indebtedness shall not include obligations under insurance policies or reinsurance contracts entered into in the ordinary course of business. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital

Stock, such fair market value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

     "Insurance Subsidiary" means a wholly owned Subsidiary of the Company engaged principally in the ownership or issuance of insurance policies that have not expired or the ownership or operation of any other similar assets of an insurer or any interest therein.

     "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

     "Investment" by any person in any other person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; and (d) the making of any capital contribution by such person to such other person. Investments shall exclude insurance premiums and other receivables in the ordinary course of collection.

     "Issue Date" means the date of first issuance of the Notes under the Indenture.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Net Cash Proceeds" means the aggregate amount of Cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale.

     "Permitted Indebtedness" means any of the following:

          (a) the Company and the Guarantors may incur Indebtedness evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the date thereof;

          (b) Indebtedness incurred pursuant to the Amended Credit Facility (including any Indebtedness issued to refinance, refund or replace such Indebtedness) provided that the aggregate principal amount of Indebtedness outstanding at any time does not exceed $20.0 million, plus accrued interest and such additional amounts as may be deemed to be outstanding in the form of Interest Swap and Hedging Obligations with lenders party to the Amended Credit Facility, minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale;

          (c) the Company and its Subsidiaries, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clause (b) of this definition, incurred under the Debt Incurrence Ratio test of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which is outstanding on the Issue Date so long as such Refinancing Indebtedness is secured only by the assets that secured the Indebtedness so refinanced;

          (d) the Company and its Subsidiaries may incur Indebtedness in an aggregate amount outstanding at any time (including any Indebtedness issued to refinance, replace, or refund such Indebtedness) of up to $2.0 million, minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale;

          (e) the Company may incur Indebtedness to any wholly owned Subsidiary, and any wholly owned Subsidiary may incur Indebtedness to any other wholly owned Subsidiary or to the Company; provided that, in the case of Indebtedness of the Company (except Indebtedness to an Insurance Subsidiary), such obligations shall be unsecured and subordinated in all respects to the Company's obligations pursuant to the Notes and the date of any event that causes a Subsidiary to no longer be a wholly owned Subsidiary shall be an Incurrence Date;

          (f) Indebtedness incurred in respect of reimbursement-type obligation regarding workers' compensation claims;

          (g) Indebtedness of the Company or its Subsidiaries in connection with performance bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred in the ordinary course of business; and

          (h) Earn-out agreements in connection with acquisitions of businesses by the Company or its Subsidiaries, provided that at the time such agreement is entered into the Company may incur $1.00 of additional Indebtedness under the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock" and any Indebtedness incurred to fund payments made pursuant to any such earn-out agreements shall not be Permitted Indebtedness.

     "Permitted Investment" means (a) Investments in any of the Notes; (b) Investments in Cash Equivalents; (c) Investments in intercompany obligations to the extent permitted under clause (e) of the definition of "Permitted Indebtedness"; (d) any Investment in a person in a Related Business, which, after such Investment, becomes a wholly owned Subsidiary of the Company and a Guarantor of the Notes; and (e) other Investments not to exceed $2.0 million.

     "Permitted Lien" means (a) Liens incurred in connection with the Amended Credit Facility if such Indebtedness is permitted by clause (b) under the definition of Permitted Indebtedness and additional Liens in an amount not to exceed $20.0 million in the aggregate incurred in connection with the Amended Credit Facility, as such facility may be increased or amended from time to time, provided that at the time such Lien is incurred, the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" (b) Liens existing on the Issue Date; (c) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (d) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (e) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (g) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (h) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (i) Liens securing the Notes; (j) Liens securing Indebtedness of a person existing at the time such person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any assets other than those acquired;
(k) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary; (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business; (m) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property; and (n) restrictions on funds held by or on behalf of the Insurance Subsidiaries for the payment of claims.

     "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

     "Qualified Exchange" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness of the Company issued on or after the Issue Date.

     "Reference Period" with regard to any person means the four full fiscal quarters ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

     "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness of any Subsidiary of the Company shall only be used to refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced.

     "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

     "Restricted Payment" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent or Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Subsidiary or parent of such person,
(c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a parent or Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Investment by such person, other than a Permitted Investment; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to the Company, or to any of its wholly owned Subsidiaries, by the Company or any of its Subsidiaries.

     "Significant Subsidiary" shall have the meaning provided under Regulation S-X under the Securities Act, as in effect on the issue date.

     "Stated Maturity," when used with respect to any Note, means October 15, 2004.

     "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is subordinated in right of payment to the Notes or such Guarantee, as applicable, in any respect or has a stated maturity on or after the Stated Maturity.

     "Subsidiary," with respect to any person, means (i) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

     "wholly owned Subsidiary" means a Subsidiary all the Equity Interests of which are owned by the Company or one or more wholly owned Subsidiaries of the Company.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes are initially represented by one or more Global Notes issued in the form of fully registered Global Notes, which are deposited with or on behalf of the Depository and registered in the name of a nominee of the Depository. Interests in Global Notes are available for purchase only by "qualified institutional buyers" as defined in Rule 144A under the Securities Act.

     Notes that were originally issued to or transferred to institutional "accredited investors" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or to any other persons who are not qualified institutional buyers were issued as a separate Certificated Note also held in the name of a nominee of the Depository. Upon the transfer to a qualified institutional buyer of Certificated Notes, such Certificated Notes will be exchanged for an interest in the Global Notes representing the principal amount of the Notes being transferred.

     The Depository has advised the Company and the Initial Purchaser that the Depository intends to follow the procedures described below:

          The Depository will act as securities depository for the Global Notes. The Global Notes will be issued as a fully registered security registered in the name of Cede & Co. (the Depository's nominee).

          The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depository and its Participants are on file with the Commission.

          Purchase of Notes must be made by or through Direct Participants, which will receive a credit for the Notes on the Depository's records. The ownership interest of each actual purchaser of each Note represented by the Global Notes ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

          Conveyance of Notes and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, the Depository's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          Neither the Depository nor Cede & Co. will consent or vote with respect to the Global Notes. Under its usual procedures, the Depository mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

          Principal of, premium and Liquidated Damages, if any, and interest payments on the Notes will be made to the Depository. The Depository's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depository, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to the Depository of principal of, premium and Liquidated Damages, if any, and interest on the Notes are the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     If the Depository is at any time unwilling, unable or ineligible to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Notes in registered form represented by the Global Notes and, in such event, will issue Certificated Notes in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of Certificated Notes registered in its name. Upon the exchange of the Global Notes for Certificated Notes, the Global Notes will be canceled by the Trustee.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company, the Guarantors and the Initial Purchaser entered into the Registration Rights Agreement pursuant to which the Company agreed to file with the Commission promptly (but in any event on or prior to 45 days) after the Issue Date, the Exchange Offer Registration Statement on the appropriate form, relating to the Exchange Offer to exchange the Original Notes for the Company's Series B 10% Senior Notes due 2004 (the "Exchange Notes"), which will have terms substantially identical in all material respects to the Original Notes (except that such Exchange Notes will not contain terms with respect to transfer restrictions). The Registration Statement of which this Prospectus forms a part is the Exchange Offer Registration Statement. The Company agreed to use its best efforts to cause such Exchange Offer Registration Statement to become effective within 120 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Company agreed to offer the Holders of Original Notes the opportunity to exchange their Original Notes for Exchange Notes. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or permit a Holder to participate in the Exchange Offer, or, in the case of any Holder of Original Notes that participates in the Exchange Offer, such Holder does not receive freely tradable Exchange Notes on the date of the exchange for tendered Original Notes, or if for any reason the Exchange Offer is not consummated within 150 days after the Issue Date, or, subject to certain conditions, upon the request of the Initial Purchaser or the Holders of a majority in aggregate principal amount of the Original Notes, the Company agreed, at its cost, to file with the Commission the Shelf Registration Statement to cover resales of Original Notes by the Holders thereof. The Company will use its best efforts to cause the applicable registration statement to be declared effective by the Commission as promptly as practicable after the date of filing.

     Based on an interpretation of the staff of the Commission set forth in several no-action letters to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by Holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Original Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission set forth in the above referenced no-action letters, (ii) will not be able to tender its Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     The Registration Rights Agreement provides that unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will have commenced the Exchange Offer and will use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission Exchange Notes in exchange for all Original Notes tendered prior thereto in the Exchange Offer. If (a) neither of the registration statements described above is filed on or before the 45th day following the Issue Date, (b) neither of such registration statements is declared effective by the Commission on or prior to the 120th day after the Issue Date (the "Effectiveness Date"), (c) an Exchange Offer Registration Statement becomes effective, and the Company fails to consummate the Exchange Offer within 30 business days of the effectiveness of such registration statement, or (d) the Shelf Registration Statement is filed and declared effective but thereafter ceases to be effective without being succeeded within 30 days by another effective registration statement (each such event, a "Registration Default"), the Company will pay liquidated damages ("Liquidated Damages") to each Holder of Registrable

Securities (as defined) during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to one-half of one percent (0.5%) per annum of the principal amount of the Original Notes held by such Holder during the first 90-day period immediately following the occurrence of such Registration Default, increasing by an additional one-half of one percent (0.5%) per annum of the principal amount of such Original Notes during each subsequent 90-day period, up to a maximum amount of Liquidated Damages equal to two percent (2.0%) per annum of the principal amount of such Original Notes, which provision for Liquidated Damages will continue until such Registration Default has been cured. All accrued Liquidated Damages will be paid in the same manner as interest payments on the Original Notes on semiannual damages payment dates that correspond to interest payment dates for the Original Notes and upon redemption dates, Change of Control Purchase Dates and Asset Sale Offers. Following the cure of a Registration Default, the accrual of Liquidated Damages will cease.

     Holders of Original Notes is required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Notes included in the Shelf Registration Statement. A Holder of Original Notes that sells such Original Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations). The Company will provide a copy of the Registration Rights Agreement to Holder upon request.

                              PLAN OF DISTRIBUTION

     Based on interpretations by Commission staff set forth in no-action letters issued to third parties, including the Exxon Capital and Morgan Stanley letters and similar letters, the Company believes that the Exchange Notes to be issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold, and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such Exchange Notes. Accordingly, any Holder using the Exchange Offer to participate in a distribution of the Exchange Notes will not be able to rely on such no-action letters. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     ESI will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of up to 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. ESI has agreed to pay certain expenses incident to the Exchange Offer, other than commissions or concession of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements herein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the period referred to above by the number of days during the period from and including the date of the giving of such notice to and including the date when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

     This Prospectus has been prepared to permit its use by the Initial Purchaser in connection with offers and sales of the Notes, in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Initial Purchaser may act as principal or agent in such transactions. The Initial Purchaser has advised the Company that it currently intends to make a market in the Notes, but it is not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given that an active trading market will develop for, or as to the liquidity of, the Notes.

                                 LEGAL MATTERS

     The validity of the Exchange Notes and the Guarantees offered hereby is being passed upon for the Company by Quarles & Brady, Milwaukee, Wisconsin and Phoenix, Arizona.

                                    EXPERTS


     The consolidated financial statements of the Company for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Arizona Revised Statutes sec. 10-851 contains an extensive indemnification provision which permits an Arizona corporation to indemnify any person who was, is or is threatened to be named defendant or respondent ("party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding") (other than (i) a proceeding by or in the right of the corporation in which the director was held liable to the corporation or (ii) in connection with a proceeding charging improper personal benefit in which the director was held liable on the basis that personal benefit was improperly received by the director) by reason of the fact that such person is or was a director, or while serving as a director, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise ("director") against the obligation to pay a judgment, settlement, penalty or fine, or reasonable expenses with respect to a proceeding (including obligations and expenses that have not yet been paid by such person but that have been or may be incurred) ("liability") if such person's conduct was in good faith and such person reasonably believed that such conduct in an official capacity with the corporation was in the corporation's best interest or, in all other cases, that such conduct was at least not opposed to the corporation's best interest, and, in the case of criminal proceedings, such person had no reasonable cause to believe that the conduct was unlawful.

     Arizona Revised Statutes sec. 10-852 requires an Arizona corporation (unless limited by its articles of incorporation) to (i) indemnify a director who was the prevailing party in the defense of a proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding and (ii) indemnify a director who is not an officer, employee or holder of more than 5% of the outstanding shares of any class of the corporation's stock (an "outside director") against liability and to pay an outside director's expenses in advance of a final disposition of a proceeding, if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director met the standard of conduct described in sec. 10-851 and an undertaking executed personally, or on the director's behalf, to repay the advance if it is determined that the director did not meet the standard of conduct. Arizona Revised Statutes sec. 10-853 permits an Arizona corporation to pay expenses incurred by any other director who is a party to a proceeding in advance of final disposition of a proceeding if the director furnishes the corporation the written affirmation and undertaking described above and a determination is made by the company's board who are not parties to the proceeding, special legal counsel or shareholders that the facts then known would not preclude indemnification.

     Arizona Revised Statutes sec. 10-854 permits a court to order indemnification of a director who is a party to a proceeding upon the director's application for indemnification to the court even if the director has not met the statutory requirements if the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances.

     Arizona Revised Statutes sec. 10-856 entitles an officer who is not a director to the mandatory and court-ordered indemnification provided by Arizona law to directors. In addition, an officer who is not a director and employees and agents of an Arizona corporation may be indemnified to the same extent as directors and may be further indemnified to the extent consistent with public policy.

     Arizona Revised Statutes sec. 10-202 provides that a corporation in its articles of incorporation may eliminate or limit personal liability of members of its board of directors to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director. However, no such provision may eliminate or limit the liability of a director for the amount of a financial benefit received by a director to which the director is not entitled, an intentional infliction of harm on the corporation or its shareholders, authorizing the unlawful distribution to shareholders, or an intentional violation of criminal law. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for an action or failure to take any action as a director. The Registrant's Articles of Incorporation contain such a provision.

     The Registrant's Bylaws provide that the Registrant shall indemnify officers and directors to the full extent permitted by and in the manner permissible under the laws of the State of Arizona.

     The Registrant maintains directors' and officers' liability insurance coverage for, among other things, certain liability for violations of certain federal and state securities laws. The Registrant also has entered into indemnification agreements with substantially all of the Registrant's directors and executive officers.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

    Incorporated by reference to the Exhibit Index immediately following the signature page hereof.

(b) Financial Statement Schedules:

     None. All schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedule or because the information required is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to

     Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Phoenix, State of Arizona on April 3, 1998.


                                          EMPLOYEE SOLUTIONS, INC.

                                          By:      /s/ MARVIN D. BRODY
                                            ------------------------------------
                                            MARVIN D. BRODY
                                            CHAIRMAN, PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.


                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----

                /s/ MARVIN D. BRODY                    Chairman of the Board, Chief       April 3, 1998
---------------------------------------------------      Executive Officer, President
                  Marvin D. Brody                        and Director

                 HARVEY A. BELFER*                     Director                           April 3, 1998
---------------------------------------------------
                 Harvey A. Belfer

                 JEFFERY A. COLBY*                     Director                           April 3, 1998
---------------------------------------------------
                 Jeffery A. Colby

               EDWARD L. CAIN, JR.*                    Director                           April 3, 1998
---------------------------------------------------
                Edward L. Cain, Jr.

                 /s/ SARA R. DIAL                      Director                           April 3, 1998
---------------------------------------------------
                   Sara R. Dial

                ROBERT L. MUELLER*                     Director                           April 3, 1998
---------------------------------------------------
                 Robert L. Mueller

             /s/ QUENTIN P. SMITH, JR.                 Director                           April 3, 1998
---------------------------------------------------
               Quentin P. Smith, Jr.

                /s/ MORRIS C. AARON                    Chief Financial Officer            April 3, 1998
---------------------------------------------------
                  Morris C. Aaron

                /s/ JOHN V. PRINCE                     Chief Accounting Officer           April 3, 1998
---------------------------------------------------
                  John V. Prince

              *By /s/ MORRIS C. AARON
  ----------------------------------------------
                  Morris C. Aaron
                 Attorney-in-fact

                                     * * *


     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Guarantor Subsidiaries, as a Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Phoenix, State of Arizona on April 3, 1998.


                                          ERC OF INDIANA, INC.
                                          ERC OF MINN, INC.
                                          ERC OF OHIO, INC.
                                          ESI AMERICA, INC.
                                          ESI-MIDWEST, INC.
                                          ESI RISK MANAGEMENT AGENCY, INC.
                                          EMPLOYEE RESOURCES CORPORATION
                                          EMPLOYEE SOLUTIONS-EAST, INC.
                                          EMPLOYEE SOLUTIONS-MIDWEST, INC.
                                          EMPLOYEE SOLUTIONS OF OHIO, INC.
                                          EMPLOYEE SOLUTIONS OF TEXAS, INC.
                                          GCK ENTERTAINMENT SERVICES I, INC.
                                          LOGISTICS PERSONNEL CORPORATION
                                          PHOENIX CAPITAL MANAGEMENT, INC.
                                          TALENT, ENTERTAINMENT AND MEDIA
                                            SERVICES, INC.

                                          By:      /s/ MARVIN D. BRODY
                                            ------------------------------------
                                              Marvin D. Brody, Chief Executive
                                              Officer of each of the foregoing
                                              Guarantor Subsidiaries


                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                /s/ MARVIN D. BRODY                  Director and Chief Executive     April 3, 1998
---------------------------------------------------    Officer of each of the
                  Marvin D. Brody                      foregoing Guarantor
                                                       Subsidiaries

                 HARVEY A. BELFER*                   Director of each of the          April 3, 1998
---------------------------------------------------    Guarantor Subsidiaries
                 Harvey A. Belfer

                /s/ MORRIS C. AARON                  Chief financial officer of each  April 3, 1998
---------------------------------------------------    of the foregoing Guarantor
                  Morris C. Aaron                      Subsidiaries

                /s/ JOHN V. PRINCE                   Chief accounting officer of      April 3, 1998
---------------------------------------------------    each of the foregoing
                  John V. Prince                       Guarantor Subsidiaries

              *By /s/ MORRIS C. AARON
  ----------------------------------------------
                  Morris C. Aaron
                 Attorney-in-fact

                                     * * *


     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Guarantor Subsidiaries, as a Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Phoenix, State of Arizona on April 3, 1998.


                                          EMPLOYEE SOLUTIONS-SOUTHEAST, INC.

                                          By:    /s/ ROY A. FLEGENHEIMER
                                            ------------------------------------
                                              Roy A. Flegenheimer, President


                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----

              /s/ ROY A. FLEGENHEIMER                President (chief executive officer)  April 3, 1998
---------------------------------------------------
                Roy A. Flegenheimer

                 HARVEY A. BELFER*                   Director                             April 3, 1998
---------------------------------------------------
                 Harvey A. Belfer

               EDWARD L. CAIN, JR.*                  Director                             April 3, 1998
---------------------------------------------------
                Edward L. Cain, Jr.

                /s/ MORRIS C. AARON                  Chief financial officer              April 3, 1998
---------------------------------------------------
                  Morris C. Aaron

                /s/ JOHN V. PRINCE                   Chief accounting officer             April 3, 1998
---------------------------------------------------
                  John V. Prince

              *By /s/ MORRIS C. AARON
  ----------------------------------------------
                  Morris C. Aaron
                 Attorney-in-fact

  EXHIBIT                                                         INCORPORATED BY          PREVIOUSLY   FILED
    NO.                        DESCRIPTION                         REFERENCE TO              FILED     HEREWITH
  -------                      -----------                        ---------------          ----------  --------
   4.1      --   Registrant's Composite Articles of       Exhibit 3(i) to the
                 Incorporation, as amended                Registrant's Annual Report on
                                                          Form 10-K for the year ended
                                                          December 31, 1996 ("1996 10-K")
   4.2      --   Registrant's Bylaws, as amended          Exhibit 3(ii) to 1996 10-K
   4.3      --   Indenture dated October 15, 1997 among   Exhibit 4.1 to the Registrant's
                 the Registrant, the Guarantor            Current Report on Form 8-K
                 Subsidiaries and The Huntington          dated October 21, 1997
                 National Bank                            ("10/21/97 8-K")
   4.4      --   Purchase Agreement dated October 16,     Exhibit 4.2 to 10/21/97 8-K
                 1997 among the Registrant, the
                 Guarantor Subsidiaries and First
                 Chicago Capital Markets, Inc. ("FCCM")
   4.5      --   Registration Rights Agreement dated      Exhibit 4.3 to 10/21/97 8-K
                 October 21, 1997 among the Registrant,
                 the Guarantor Subsidiaries and FCCM
   4.6      --   Amended and Restated Loan Agreement      Exhibit 4.4 to 10/21/97 8-K
                 dated October 21, 1997 between the
                 Registrant and Bank One Arizona, NA
   5.1      --   Opinion of Quarles & Brady                                                    X
  12.1      --   Statements re computation of ratios                                                      X
  23.1      --   Consent of Quarles & Brady (Included in
                 Exhibit 5.1 above)
  23.2      --   Consent of Arthur Andersen LLP                                                           X
  24.1      --   Powers of Attorney                                                        Signature
                                                                                              Page
  25.1      --   Statement of eligibility of Trustee, on
                 Form T-1                                                                                 X
  99.1      --   Form of Letter of Transmittal                                                            X